Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2016, with respect to the consolidated financial statements included in the Annual Report of Health Insurance Innovations, Inc. on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said report in the Registration Statements of Health Insurance Innovations, Inc. on Forms S-3 (File No. 333-201989 and File No. 333-193842) and on Forms S-8 (File No. 333-186503 and File No. 333-207907).

/s/ GRANT THORNTON LLP

Tampa, Florida

March 7, 2016